Exhibit 99.1

Contact:

Kay Jackson

Senior Director, Corporate Communications

(817) 415-3300

RadioShack Corporation Names James Gooch as Chief Financial Officer

FORT WORTH, Texas (July 31, 2006) – RadioShack Corporation (NYSE: RSH) today announced that James Gooch, 38, has been named Executive Vice President and Chief Financial Officer of the company. Gooch will join the company on Aug. 16, 2006, and oversee the company’s finance, treasury, accounting and investor relations functions. Gooch was most recently executive vice president and chief financial officer of Entertainment Publications based in Troy, Michigan.

“Jim and I have previous experience working together, and I know that he brings a wealth of financial experience to our company,” said Julian Day, chairman and chief executive officer of RadioShack. “Jim has a wonderful track record of imposing order and financial rigor at the companies where he has worked. He will play an integral role as we work to produce levels of return that we and our shareholders expect for our business.”

Gooch, a certified public accountant, spent 10 years with Kmart Corporation, and subsequently Sears Holdings, serving in various positions, including Vice President, Controller, Treasurer, and Vice President of Corporate Financial Planning and Analysis. Prior to Kmart and Sears Holdings, he held progressive financial management positions with Helene Curtis and The Quaker Oats Company. He began his career in 1989 as an auditor in public accounting.

He holds a Bachelor of Arts in Accounting from Michigan State University and a Master of Management, with an emphasis in finance and marketing, from the J.L. Kellogg Graduate School at Northwestern University.

“I am delighted to join Julian and the senior management team at RadioShack,” said Gooch. “The company has an iconic brand and incredible strengths that can be leveraged to increase shareholder value.”

About RadioShack Corporation

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of retail support services. The company operates a vast network of sales channels, including: more than 6,000 company and dealer stores; more than 100 RadioShack locations in Mexico and Canada; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.